Exhibit 99.6

FULLPAC, INC.

COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter (this “Charter”) sets forth the purpose and membership requirements of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of FullPAC, Inc. (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1. Purpose

The role of the Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, if required by applicable law, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

2. Committee Membership

All members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The NASDAQ Stock Market LLC, as such standards may be changed from time to time. In addition to the general independence standard required for membership on the Committee, the Board must consider all factors specifically relevant to determining whether the director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Corporation to the director and (ii) whether the director is affiliated with the Company, any of its subsidiaries or an affiliate of a subsidiary. To the extent that the Board deems practicable and advisable, all members of the Committee shall also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such standards and definitions may be revised or amended from time to time; provided, however, that notwithstanding anything contained herein to the contrary, if not all members of the Committee qualify as non-employee directors, any grant of equity compensation to directors and officers (as defined by Rule 16a-1(f) of the Exchange Act) shall be made by the full Board or a subcommittee of the Committee comprised of at least two members who qualify as non-employee directors.

The Board may remove any member from the Committee at any time with or without cause. Vacancies occurring on the Committee shall be filled by the Board.

3. Delegation to Subcommittee

The Committee may, in its discretion, form and delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee consisting of one or more members or to one or more designated members of the Committee.

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4. Committee Responsibilities

The principal responsibilities and duties of the Committee are as follows:

4.1 Review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders.

4.2 Review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate on an annual basis the CEO’s performance in light of those goals and objectives, and determine, or recommend to the Board for determination, the CEO’s compensation level based on this evaluation. In determining or recommending the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

4.3 Make recommendations to the Board regarding the compensation of all other executive officers of the Company.

4.4 Review and discuss with the Board and executive officers status of human capital at the Company and plans for its maintenance and improvement, including executive officer development and corporate succession plans for the CEO and other executive officers, overall corporate culture, and satisfaction among the workforce.

4.5 Approve all stock option grants and other equity-related awards to all persons who are members of the Board and/or an “officer” of the Company as defined in Rule 16a-1(f) promulgated under the Exchange Act.

4.6 Discharge the responsibilities of the Board with respect to the Company’s incentive compensation plans for executive officers and equity-based plans, including the ability to adopt, amend, or terminate such plans.

4.7 Administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

4.8 Approve issuances under, or any material amendment of, any stock option or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement material to the individual’s entering into employment with the Company, will acquire stock or options.

4.9 Make recommendations to the Board with respect to incentive compensation plans and equity-based plans, and review the proposed terms of any amendments to such plans or any new plans.

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4.10 Oversee the company’s policy on the recoupment of incentive compensation from executive officers in the event of an accounting restatement due to noncompliance with any financial reporting requirement, as well as the regulatory disclosure associated with such policy, as described in Rule 10D-1 of the Exchange Act.

4.11 In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Code.

4.12 Review and approve any employment, compensation benefit, severance or other termination arrangements or plans, including any benefits to be provided in connection with a change in control, for any current or former executive officer of the Company, including the ability to adopt, amend and terminate such agreements, arrangements or plans.

4.13 To the extent required by applicable law, review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) for the Annual Report on Form 10-K or proxy statement; based on the review and discussion, recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K or proxy statement; and produce an annual Compensation Committee Report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations and relevant listing authority.

4.14 Review and discuss with management and assess the relationship between the Company’s policies and practices for compensation, risk-taking incentives and risk management. Review and discuss any disclosure that may be required in the Company’s Annual Report on Form 10-K or proxy statement.

4.15 Review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation (“Say on Pay”), taking into account the most recent stockholder advisory vote on frequency of Say on Pay votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay vote and the frequency of the Say on Pay vote to be included in the Company’s proxy statement.

4.16 At least annually, review compensation programs and across the company to ensure that employee compensation is equitably provided.

4.17 Report to the Board on a regular basis, and not less than twice per year.

4.18 Review director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

4.19 Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

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5. Resources, Responsibilities and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority, in its sole discretion, to select, appoint, retain, terminate, obtain the advice of, oversee, compensate and approve the fees and other retention terms of legal counsel, compensation consultants or other experts, advisers or consultants (“Advisors”), without seeking approval of the Board or management. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any Advisors retained by the Committee. The Committee must provide appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its Advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its Advisors, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may select, or receive advice from, Advisors, other than in-house legal counsel, only after taking into consideration the following factors:

5.1 the provision of other services to the Company by the person that employs the Advisor;

5.2 the amount of fees received from the Company by the person that employs the Advisor, as a percentage of the total revenue of the person that employs the Advisor;

5.3 the policies and procedures of the person that employs the Advisor that are designed to prevent conflicts of interest;

5.4 any business or personal relationship of the Advisor with a member of the Committee;

5.5 any stock of the Company owned by the Advisor; and

5.6 any business or personal relationship of the Advisor or the person employing the Advisor with an executive officer of the Company.

The Committee should evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

6. Meetings of the Committee

6.1 Chairperson

The Board shall designate one member of the Committee as its chairperson (the “Chairperson”). In the event of a tie vote on any issue, the Chairperson’s vote shall decide the issue.

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6.2 Meetings

The Committee shall meet at least once during each fiscal year, or as determined by the Committee, at regularly scheduled times and places determined by the Committee or its Chairperson. The schedule for regular meetings of the Committee shall be established by the Committee. The Chairperson of the Committee may call a special meeting at any time as he or she deems advisable and actions may be taken by unanimous written consent, when deemed necessary or desirable by the Committee or the Chairperson. The Chairperson or the Committee may invite members of management, compensation consultants or other Advisors to attend meetings and provide pertinent information; provided, that the Committee may meet in executive session at its discretion. The CEO may not be present during any voting or deliberations of the Committee regarding the CEO’s compensation or performance.

6.3 Minutes

Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

6.4 Presiding Officer

The Chairperson of the Committee shall preside at all Committee meetings. If the Chairperson is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

6.5 Quorum

A majority of Committee members shall constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee.

7. Reports and Assessments

7.1 Board Reports

The Chairperson of the Committee shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter.

7.2 Performance Evaluation

The Committee shall conduct an evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness. The Committee shall review and reassess the adequacy of this Charter annually. The Committee shall, as appropriate, make recommendations to management or the full Board as a result of its performance evaluation and review of this Charter.

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